Exhibit 99.3

News Release	News Release

Magnum Hunter Resources Announces
Refinancing of Revolving Credit Facility

Continues Suspension of Monthly Cash Dividends on its Preferred Stock

Irving, TX — (Marketwired) — November 5, 2015 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC; MHR.PRD; and MHR.PRE) (the “Company” or “Magnum Hunter”) announced today that it has refinanced its existing senior secured revolving credit facility with certain banks and obtained additional liquidity through a new senior secured term loan.  The refinancing and additional liquidity are being provided, in equal amounts, by holders of more than a majority of the Company’s second lien term loan agreement, and holders of more than a majority of the Company’s 9.75% Senior Notes due 2020.  These new lenders have also agreed to forbear from the exercise of certain rights and remedies with respect to certain events of default (including the failure to pay interest when due under the Company’s 9.75% Senior Notes due 2020 and second lien term loan agreement) and work, in good faith, on negotiating the terms of a consensual restructuring with the Company.

The new term loan credit facility consists of a single tranche term loan in the aggregate principal amount of $60 million, which funded on November 5, 2015.  Approximately $44 million of proceeds from the new term loan credit facility were used to refinance existing loans outstanding and cash collateralize letters of credit outstanding under the prior revolving credit facility with certain banks.  The remaining approximately $16 million of proceeds will be used for general corporate purposes of the Company and to pay certain transaction fees and expenses related to the new term loan credit facility.  Furthermore, the new term loan facility includes an uncommitted incremental credit facility for up to an additional $10 million aggregate principal amount of term loans.  The maturity date of the new term loan credit facility is December 30, 2015.

The new term loan credit facility provides Magnum Hunter with near-term liquidity as the Company continues to work towards a comprehensive strategic alternative to enhance liquidity and address the Company’s current capital structure.  As previously announced by the Company on October 9, 2015, the Company has hired PJT Partners LP (NYSE: PJT) (the combination of Blackstone’s advisory businesses and PJT Capital LP, a global financial advisory firm), as financial advisor, and Kirkland & Ellis LLP, as special legal advisor, to advise the Company’s management and Board of Directors. In light of the Company’s ongoing discussions regarding its capital structure, the Company will not issue a separate press release to report its third quarter financial and operating results or host a conference call to discuss its third quarter financial and operating results.  The Company intends to file its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 with the Securities and Exchange Commission on or before November 9, 2015.

Also as previously announced by the Company on October 9, 2015, the Company has suspended the monthly dividends on its 10.25% Series C Cumulative Perpetual Preferred Stock, 8.0% Series D Cumulative Preferred Stock and 8.0% Series E Cumulative Convertible Preferred Stock. This suspension commenced with the monthly cash dividend that would otherwise have been declared and paid for the month ended October 31, 2015 and will continue indefinitely.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are an Irving, Texas based independent exploration and production company engaged in the acquisition, development and production of natural gas, natural gas liquids and crude oil, primarily in the States of West Virginia and Ohio. The Company is presently active in two of the most prolific unconventional shale resource plays in North America, the Marcellus Shale and Utica Shale located in Northwest West Virginia and Southeast Ohio.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Mark Schuck

AVP, Financial Planning and Investor Relations

ir@magnumhunterresources.com

469-444-1643